Exhibit 99.1

Posted May 2, 2002

Lennox International prices $125 million convertible debt offering

(DALLAS, TX - May 2, 2002) - Lennox International Inc. (NYSE:  LII) announced the pricing of a private placement of $125 million of its 6.25% convertible subordinated notes due 2009.  The offering is anticipated to close on May 8, 2002.  LII has also granted to the initial purchasers a 30-day option to acquire up to an additional $18.75 million of the notes.  The notes are convertible into shares of LII common stock upon certain specified circumstances at the option of the holder at a conversion price of $18.0875 per share.

LII intends to use the net proceeds of the issuance to repay a portion of indebtedness under its existing credit facility.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

A Fortune 500 company operating in over 70 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets.  Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at:http://www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.